Exhibit 10.1
GLOBAL SETTLEMENT AGREEMENT
AMONG
ASCOT OFFSHORE NIGERIA LIMITED
WILLBROS GROUP, INC.
WILLBROS INTERNATIONAL SERVICES
(NIGERIA) LIMITED
AND
BERKELEY GROUP PLC

GLOBAL SETTLEMENT AGREEMENT
     THIS GLOBAL SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into effective as of the 15th day of August, 2007, by and among Ascot Offshore Nigeria Limited, a company organized under the laws of the Federal Republic of Nigeria (“Ascot”); Willbros Group, Inc., a corporation organized under the laws of the Republic of Panama (“WGI”); Willbros International Services (Nigeria) Limited, a company organized under the laws of the Cayman Islands (“WISNL”); and Berkeley Group Plc, a company organized under the laws of the Federal Republic of Nigeria (“Berkeley”).
     Ascot, WGI, WISNL and Berkeley are hereinafter sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”
     Unless the context otherwise requires and save as specifically set forth in this Agreement, capitalized terms used but not defined in this Agreement shall have the respective meanings given thereto in the Share Purchase Agreement dated 7th February, 2007, between Ascot and WGI (the “SPA”).
RECITALS
     A. By virtue of the SPA, Ascot and WGI agreed to and completed the sale by WGI and purchase by Ascot of the Shares in accordance with the terms and conditions in the SPA.
     B. Pursuant to Section 2.3 of the SPA, Ascot and WGI agreed to adjust the Closing Purchase Price in accordance with the terms therein.
     C. Ascot and WGI have disputed the method for the preparation of the Working Capital Statement and the adjustment to the Closing Purchase Price as well as the amounts that may be due and payable by one party to the other under the terms of the said Section 2.3.
     D. Without any admission of liability by either Ascot or WGI, on the terms and subject to the conditions set forth in this Agreement, Ascot and WGI have agreed to enter into this Agreement to resolve each and every dispute that has arisen and is existing between them, or that may subsequently arise, related to or in connection with the adjustment to the Closing Purchase Price under Section 2.3 of the SPA.
     E. In connection with the SPA, Ascot, WGI and WISNL entered into a Transition Services Agreement dated 7th February, 2007 (the “TSA”).
     F. Ascot, WGI and WISNL have had discussions relating to the rescheduling of payments under the TSA and other items of mutual cooperation.
     G. WGI is the indirect parent company of WISNL and Berkeley is the parent company of Ascot.

     H. The Parties have also reached certain other agreements in connection with the SPA, the TSA and other matters.
     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants of the Parties contained in this Agreement, the Parties hereby agree as follows:
1.	SPA Matters.
(a)	WGI agrees to pay to Ascot in the manner set out in paragraph 1(a)(i) below and on the following terms and conditions, the sum of US$25,000,000 (the “Settlement Amount”) being the amount by which WGI and Ascot have agreed to adjust the Closing Purchase Price pursuant to the provisions of Section 2.3(c)(ii) of the SPA:
(i)	The Settlement Amount shall be credited to the account of Ascot as follows: (A) first, to amounts currently due from Ascot to WISNL under the TSA up to US$6,633,621; (B) next, to the amount of US$2,625,000 still owing under the Promissory Note dated February 7, 2007, of Ascot in favor of WGI (said note having an original principal amount of US$6,718,228) (the “Promissory Note”), even if the credit results in a prepayment of the Promissory Note; and (C) the remaining balance of the Settlement Amount to be paid by WGI by wire transfer into an account designated by Ascot not later than three business days after the later of (i) execution of this Agreement by all Parties or (ii) the date on which the letters of credit have been released or backstopped in accordance with paragraph 1(a)(ii) below.

(ii)	In consideration of the Parties’ agreement on the Settlement Amount, Ascot shall take all necessary steps to ensure that the letters of credit, as set forth below, are either canceled by Calyon New York Branch, or backstopped by the issuance of corresponding letters of credit, such backstop letters of credit to be in form and substance, and from a non-Nigerian, first class bank(s), acceptable to WGI:

LETTER OF	BENEFICIARY	PROJECT NAME	EXPIRY DATE	BALANCE
CREDIT NUMBER

433536016	Mobil Producing Nigeria	EAP-EPC4 Sub Project	08/31/2008	US$	13,793,839

433536017	Mobil Producing Nigeria	EAP-EPC4 Sub Project	08/31/2008		5,965,552

521636018	Cameron Offshore Systems	Erha North	02/28/2009		123,000

508736003	West African Gas Pipeline Company Ltd	WAGP	12/19/2007		440,000

			TOTAL	US$	20,322,391

(iii)	As consideration for the release and/or backstopping of the letters of credit described in paragraph 1(a)(ii) above, WGI shall waive its right to be reimbursed for the fees and expenses of those letters of credit under the TSA through December 31, 2007.

(iv)	Ascot undertakes that it shall use all funds received from WGI under this Agreement solely in connection with the business of the Company and its subsidiaries.

(v)	Notwithstanding anything set forth in this Agreement, in no event shall WGI have an obligation to make any payment to Ascot under this Agreement, or otherwise, if, at the time such payment is due and payable to Ascot, WGI’s obligations pursuant to the parent company guaranties dated December 22, 2004 and December 5, 2006, issued by WII and WGI respectively, in connection with the West African Gas Pipeline Contract No. 79110-031 (the “WAGP Contract”) (the “Parent Guaranties”) have become effective upon the contractor’s breach of the WAGP Contract, and/or WII/WGI have been called upon to perform any of the contractor’s obligations thereunder by West African Gas Pipeline Company Limited. In such event, Ascot and WGI shall cooperate in a concerted effort to avoid either WII or WGI incurring any loss under the Parent Guaranties, and/or having to perform any of the contractor’s obligations under the WAGP Contract.
(b)	Ascot and WGI hereby agree that all of their respective rights and obligations under Section 6.1(a) of the SPA are terminated and shall be of no further force or effect upon the payment of the Settlement Amount in accordance with paragraph 1(a) above.

(c)	Ascot and WGI hereby agree that this Agreement constitutes a full, final and complete settlement of any and all obligations, payments and disputes between Ascot and WGI under or in relation to the adjustment to the Closing Purchase Price as provided under Section 2.3 of the SPA and the indemnification provisions of Section 6.1(a) of the SPA. Upon the payment of the Settlement Amount in accordance with paragraph 1(a) above, each of Ascot and WGI hereby irrevocably and completely releases, acquits and forever discharges the other and such other Party’s respective Affiliates and related persons from any and all past, present and future, known and unknown, claims, demands, obligations, liabilities, causes of action, rights and any other claim for damages, costs, loss of profit, loss of revenues, consequential damages, incidental damages, expenses and compensation of any nature whatsoever, which Ascot and/or WGI now have, or may have, on account of, or in any way growing out of or arising in connection with (i) any adjustment to the Closing Purchase Price as provided under Section 2.3 of the SPA, or (ii) the indemnification provisions of Section 6.1(a) of the SPA.

(d)	Ascot and WGI hereby acknowledge that the Closing Purchase Price has been finally adjusted downward by the Settlement Amount and that the Purchase Price is the sum of US$130,250,000.

(e)	Ascot and WGI hereby acknowledge and agree that this Agreement is entered into as a concessionary act to amicably resolve all disputes between Ascot and WGI in connection with adjustments to the Closing Purchase Price under the SPA. It is further agreed and acknowledged that the execution of this Agreement shall not be construed as an admission of liability on the part of either Ascot or WGI.
2.	TSA Matters.
(a)	WGI and WISNL agree that, notwithstanding the payment schedule set forth in the TSA, no payments will be due from Ascot under the TSA until September 1, 2007, except for the application of a portion of the Settlement Amount under paragraph 1(a)(i)(A) above. WGI and WISNL shall not have the right to terminate the TSA for nonpayment until September 1, 2007. Thereafter, the termination rights of WGI and WISNL shall be as set forth in the TSA.

(b)	On or before September 1, 2007, Ascot shall pay to WISNL or WGI, as applicable, all amounts that are due as of that date in accordance with the terms of the TSA and that have not previously been paid or otherwise satisfied, including the amount referred to in paragraph 1(a)(i)(A) above if such amount has not been paid by application of the Settlement Amount in accordance with said paragraph.

(c)	On or before July 31, 2007, WGI and Ascot shall use their best endeavors to finalize the appraisals for certain equipment owned by Ascot and currently held on various sites in Nigeria and the appraisal of certain equipment owned by WGI or its subsidiaries and currently held on various sites in Nigeria and under rental to Ascot pursuant to the terms of the TSA. On or before August 15, 2007, WGI and Ascot agree to use their best endeavors to finalize the determination of the amount owed by Ascot to WGI for either equipment rental through July 31, 2007, for items of equipment that are, or equipment purchase for items of equipment that were, on lease from Pipeline Machinery International, LP (“PLM”) as described in the SPA — which rental amount is estimated to be less than US$2,500,000 through June 30, 2007. Ascot shall pay to WGI or its designee the amount so determined on September 1, 2007, less any amounts already paid by Ascot to WGI in respect of such rentals. On or before September 1, 2007, WGI and Ascot agree to use their best endeavors to finalize the purchase price of equipment currently owned by Ascot which Ascot desires to sell and WGI desires to purchase. The amount of such agreed purchase price for the purchase of equipment by WGI from Ascot will be applied to amounts owed to WISNL or WGI under the TSA, in diminution of such amounts owed, with any excess amount being paid to Ascot on the later of (i) September 1, 2007, or (ii) the date on which the equipment purchased by WGI from Ascot has been shipped to Houston, Texas, or any other location so designated by WGI, and has left Nigerian waters.

(d)	The Parties agree that, for security and cost containment purposes, on or before August 1, 2007, personnel under the TSA will be reduced to reflect Ascot’s and their subsidiaries’ currently reduced operating requirements in Nigeria with Ascot causing substantially all such seconded personnel to be released and/or hired as employees of Ascot or one of its subsidiaries. Ascot shall continue to make the security of all WGI and WISNL personnel its highest priority.
3.	Promissory Note. Except as specifically set forth in this Agreement, Ascot’s obligations under the Promissory Note shall continue in full force and effect in accordance with the terms of the Promissory Note.

4.	Security Interest. In order to secure any payments which may become due from Ascot to WGI and WISNL under the TSA as modified by this Agreement, Ascot hereby grants to WGI and WISNL a security interest in any payments which Ascot or any of its subsidiaries may receive or to which Ascot or any of its subsidiaries may become entitled in respect of the current arbitration with Shell Petroleum Development Company relating to Contract No. E-00615 — Provision of Major Dredging Services. Ascot shall execute, and shall cause its subsidiaries to execute, any documents and instruments reasonably requested by WGI or WISNL in order to confirm and perfect such security interest. WGI and WISNL shall release said security interest once accounts are settled between the parties in accordance with paragraph 2(b) above; however, under no circumstance will the security interest be released until any and all such amounts owed to WGI and WISNL are paid in full.

5.	Project Contract Responsibility and Mutual Cooperation. Ascot acknowledges and agrees that, upon the Closing, Ascot and its subsidiary companies became solely and completely responsible for the administration and performance of, and all liabilities under, all Company Contracts. Notwithstanding this transfer of responsibility for Company Contracts under the SPA, WGI agrees to continue to provide counsel to Ascot under the terms of the TSA in relation to positions to be taken with Ascot’s clients under such Company Contracts, including the provision of select personnel as appropriate for that purpose. Likewise, WGI and Ascot shall cooperate with each other in approaching clients of Ascot and its subsidiaries, with Ascot taking the lead, in order to obtain the release of letters of credit and parent company guarantees provided by WGI and its Affiliates, in particular in connection with Project EPC4A (Contracts 4018 and 4019) and the WAGP Contract.

6.	Olero Case Coordination — Liability for the claims made against the Willbros parties in Cause No. 2004-29270; Shelly Fowler, et al v. Chevron Texaco Overseas Petroleum, et al; In the 189th Judicial District Court of Harris County, Texas (“Olero Death Litigation”) remains with WGI, who has paid $2.1 million (“Settlement Funds”) to settle all claims, including claims made against Willbros West Africa, Inc. (“WWA”) and Willbros (Nigeria) Limited (“WNL”). A dispute regarding insurance coverage for the Olero Death Litigation has arisen (the “Insurance Dispute”) and a suit was filed on January 3, 2007 in the United States District Court for the Southern District of Texas, Houston Division styled Lexington Insurance Company v. Willbros Group, Inc, et al, Civil Action No. 4:07-CV-0056;

service of this suit was effected on WWA and WNL in June 2007. WGI acknowledges that liability for this suit, the Insurance Dispute, and any subsequent suits regarding the Insurance Dispute remain with WGI. Ascot, WISNL and Berkeley acknowledge that (a) they have no interest in the Insurance Dispute and that any appearances and responses to any lawsuits pertaining to the Insurance Dispute shall be made by WGI and/or Willbros USA, Inc. on behalf of WWA and WNL, and (b) that, as provided for in Section 5.8 of the SPA, they will provide WGI with access to documents, if needed, and cooperate with WGI or Willbros USA, Inc. in resolving the Insurance Dispute.

7.	Amendments to SPA and TSA. The SPA and the TSA shall be deemed to be amended as necessary or appropriate for all of the agreements set forth in this Agreement to be effective. Any dispute hereunder shall be determined pursuant to Section 7.1 of the SPA, which is incorporated herein. Except as expressly set forth in this Agreement, the SPA and the TSA shall continue in full force and effect in accordance with their terms. For the avoidance of doubt the Parties acknowledge and agree that: (i) the Indemnity Agreement made and entered into as of February 7, 2007 by and among WGI, WII, Ascot and Berkeley remains in full force and effect, unmodified by this Agreement and (ii) Section 5.5 of the SPA and Section 5 of the TSA remain in full force and effect, including for all purposes related to this Agreement. All notices and other communications given under this Agreement shall be given and shall be effective in accordance with the terms of the SPA or the TSA, as applicable.

8.	Confidentiality. The Parties agree to keep the terms and conditions of this Agreement in confidence, and no Party shall disclose to anyone, other than that Party’s Affiliates, officers, employees, lenders and advisors, any of the terms or conditions of this Agreement, except as may be mutually agreed to in writing or otherwise as required by law, securities regulations or stock exchange rules.

9.	Binding Agreement; No Assignment. The Parties agree that this Agreement shall be binding on the Parties and their respective legal representatives, successors and assigns. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the others.

10.	Authorization. Each individual executing this Agreement on behalf of a Party represents that he/she has been fully empowered and authorized by such Party to execute this Agreement and that all necessary action to authorize execution of this Agreement by him/her has been taken by such Party. Berkeley hereby agrees to guarantee unconditionally the performance by Ascot of Ascot’s obligations under this Agreement.

11.	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

12.	Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior agreements with respect thereto. This Agreement may be amended by the Parties at any time only be a written instrument signed by each of the Parties.

13.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to the conflict of laws rules thereof.
IN WITNESS WHEREOF, the Parties have executed this Agreement as a deed by their duly authorised representatives as of the day and year first stated above.

Ascot Offshore Nigeria Limited		Willbros Group, Inc.

By:	/s/ Henry Efe Imasekha	By:	/s/ Gay S. Mayeux
	Henry Efe Imasekha		Gay S. Mayeux
	Chairman		Attorney-in-Fact

Berkeley Group Plc		Willbros International Services
(Nigeria) Limited

By:	/s/ Henry Efe Imasekha	By:	/s/ Gay S. Mayeux
	Henry Efe Imasekha		Gay S. Mayeux
	Chairman		Attorney-in-Fact

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